Exhibit 5.1

VeriFone Systems, Inc.

2099 Gateway Place, Suite 600

San Jose, California 95110

June 30, 2011

Ladies and Gentlemen:

I have acted as counsel to VeriFone Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (such Registration Statement, as amended or supplemented, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to 1,138,872 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be offered and sold from time to time in one or more offerings by the selling stockholders named in the prospectus that forms part of the Registration Statement.

In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all matters of fact, I have relied on the representations and statements of fact made in the documents so reviewed, and I have not independently established the facts so relied on.

For purposes of this opinion letter, I have assumed that at the time of offer or sale of any Shares, the Registration Statement will be effective under the Act and no stop order suspending its effectiveness will have been issued and remain in effect.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Shares offered pursuant to the Registration Statement have been duly authorized and validly issued and are fully paid and nonassessable.

The opinion herein is limited to the General Corporation Law of the State of Delaware, and I express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to any and all references to myself in the prospectus which is part of said Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Albert Liu
Albert Liu SVP & General Counsel